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                                                                      Exhibit 99


                              CAUTIONARY STATEMENT

Carleton Corporation (the "Company"), or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995 (the "Act"). This Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of the Act and is intended to be a readily available written document that contains factors which could cause results to differ materially from those projected in such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement shall be deemed to be a statement that any one or more of the following factors may cause actual results to differ materially from those which might be projected, forecast, estimated or budgeted by the Company in such forward-looking statement or statements:

CONTINUED INTEGRATION OF OPERATIONS

The Company must continue to build upon the integration of the former "Carleton Corporation", which was acquired in October 1997. The process of rationalizing management services, administrative organizations, facilities, management information systems and other aspects of operations, while managing a larger and geographically expanded entity, will continue to present challenges to management. Although no significant problems have arisen to date, there can be no assurances that the integration process will continue to be successful and that the anticipated benefits of the acquisition will be fully realized. The dedication of management resources to such integration may detract attention from the day-to-day business of the Company. There can be no assurances that there will not be substantial costs associated with the continued integration or that there will not be other material adverse effects from these integration efforts.

DEPENDENCE ON PRINCIPAL PRODUCTS

Substantially all of the Company's revenues are derived from the sale of data integration tools, primarily the Passport and Enterprise/Integrator products, and related support services. Accordingly, any event that adversely affects fees derived from the sale of such tools, such as competition from other products, significant flaws in the Company's software products or incompatibility with third party hardware or software products, negative publicity or evaluation, or obsolescence of the hardware platforms or software environments in which the systems run, could have a material adverse effect on the Company's business and operations. The Company's future financial performance will depend on the continued development and introduction of new and enhanced version of its products, and on customer acceptance of such new and enhanced products.
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RAPID TECHNOLOGICAL CHANGE AND NEW  PRODUCTS

The market for the Company's software products is characterized by rapid technological advances, evolving industry standards, changes in end-user requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products and products under development obsolete and unmarketable. Accordingly, the Company's future success will depend upon its ability to enhance its current products and develop and introduce new products that keep pace with technological developments, satisfy varying end-user requirements and achieve market acceptance. Any failure by the Company to anticipate or respond adequately to technological developments or end-user requirements, or any significant delays in product development or introduction, could damage the Company's competitive position and have an adverse effect on revenues. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays in the future, which could have a material adverse effect on the Company's business and operations. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance.

Furthermore, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. There can be no assurance that errors will not be found in future releases of the Company's software, or that any such errors will not impair the market acceptance of these products and adversely affect operating results. Problems encountered by customers installing and implementing new releases or with the performance of the Company's products could have a material adverse effect on the Company's business and operations.

DEPENDENCE ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

The Company relies on a combination of copyright, trademark and trade secret laws, employee and third-party nondisclosure agreements and other industry standard methods for protecting ownership of its proprietary software. There can be no assurance, however, that, in spite of these precautions, an unauthorized third party will not copy or reverse-engineer certain portions of the Company's products or obtain and use information that the Company regards as proprietary. Although the Company's licenses contain confidentiality and nondisclosure provisions, there can be no assurance that such customers will take adequate precautions to protect the Company's source codes or other confidential information. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. There can be no assurance that the mechanisms used by the Company to protect its software will be adequate or that the Company's competitors will not independently develop software products that are substantially equivalent or superior to the Company's software products.

Furthermore, the Company may receive notices from third parties claiming that the Company's products infringe third party proprietary rights. The Company expects that, as the number of software products in the industry increases and the functionality of these products further overlaps, software products will increasingly be subject to such claims. Any such claim, with or without merit, could result in costly litigation and require the Company to enter into royalty or licensing arrangements. Such royalty or license arrangements, if required, may not be available on terms acceptable to the Company or at all.
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PRODUCT LIABILITY

The Company incurs risks of professional and other liability given the nature of the products it develops and markets. No assurance can be given that the limitations of liability set forth in the Company's license agreements and other contracts would be enforceable or would otherwise protect the Company from liability for damages to a customer resulting from a defect in one of the Company's products or arising as a result of professional services rendered by the Company. Such a claim, if successful and of sufficient magnitude, could have a material adverse effect on the Company's business and operations.

COMPETITION

The computer software industry is intensely competitive, rapidly changing and significantly affected by new product offerings and other market activities. A number of companies offer products similar to the Company's products. Many of the Company's existing competitors, as well as a number of potential competitors, have more established and larger marketing and sales organizations, significantly greater financial and technical resources and a larger base of customers than the Company. The Company has no proprietary barriers to entry which would limit competitors from developing similar products or selling competing products in the Company's markets. Accordingly, there can be no assurance that such competitors will not offer or develop products that are superior to the Company's products or that achieve greater market acceptance. Competition is likely to increase, which may result in price reductions and loss of market share. The Company will also continue to face competition from potential customers who will decide to try meet their needs through the use of internal resources. There can be no assurance that the Company will be able to compete successfully against its competitors or that the competitive pressures faced by the Company will not adversely affect its financial performance.

The Company's principal markets are highly fragmented and consist of a few large multinational suppliers and a much larger number of small, regional competitors. The Company believes that its industry will experience consolidation as management information systems become more complex and as more manufacturers adopt sophisticated management information systems, forcing smaller companies in the industry to specialize or merge with their competitors. In order to compete effectively in the broad markets which the Company presently targets, the Company will need to continue to grow and attain sufficient size to ensure that it can develop new products on a timely basis in response to evolving technology and new customer demands and can sell such products on a timely basis to a variety of industries worldwide. No assurance can be given that the Company will be able to grow sufficiently to enable it to compete effectively.

In order to be successful in the future, the Company must respond effectively to customer needs and properly select and incorporate those technologies and application functionalities that will meet the challenges posed by competitors' innovations. To accomplish this critical objective, the Company must continue to invest in enhancing its current products and, when necessary, introduce new products to remain competitive.
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DEPENDENCE ON KEY EMPLOYEES

The Company is dependent upon the continued services and management experience of Robert Gordon and other key employees. If Mr. Gordon or any of such other key employee were to leave the Company, the Company's operating results could be adversely affected. In addition, the Company's continued growth depends on its ability to attract and retain skilled employees and on the ability of its officers and key employees to manage growth successfully. The loss of certain key employees or the Company's inability to attract and retain other qualified employees could have a material adverse effect on the Company's business and operations.

ABILITY TO RECRUIT SALES, SERVICE AND IMPLEMENTATION PERSONNEL

The ability to achieve anticipated revenues is substantially dependent on the ability of the Company to attract, on a timely basis, and retain skilled personnel, especially sales, service and implementation personnel. In addition, the Company believes that its future success will depend in large part on its ability to attract and retain highly skilled technical, managerial, marketing and professional services personnel to ensure the quality of products and services provided to its customers. Competition for such personnel, in particular for product development, sales and implementation personnel, is intense, and the Company competes in the market for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than the Company. There can be no assurance that the Company will be successful in attracting and retaining skilled personnel. The Company's inability to attract and retain qualified employees could have a material adverse effect on its business and operations.

DEPENDENCE ON THIRD PARTY SUPPLIERS

The Company's products incorporate and use software products developed by other entities. There can be no assurance that all of these entities will remain in business, that such entities will continue to support these product lines, that their product lines will remain viable or that these products will otherwise continue to be available to the Company. If any of these entities ceases to do business or abandons or fails to enhance a particular line, the Company may need to seek other suppliers or make material changes to its own products, which could have a material adverse effect on the Company's business and operations.

RECENT OPERATING LOSSES

The Company has sustained operating losses from continuing operations in each of its past two fiscal years. The losses were due to many factors. The most significant factors were the low sales volume generated from the continuing business as it was developing and the fixed component of the operational infrastructure. The Company's ability to return to profitability is dependent upon the continued development and successful marketing of its products. There can be no assurance, however, that the Company will be able to return to profitability.
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ADDITIONAL BUSINESS RISKS

The future success of the Company's business and operations are subject to several additional business risks, including (i) risk of lengthening sales cycles; (ii) higher service, administrative or general expenses occasioned by the need for additional advertising, marketing, administrative or management information systems expenditures; (iii) inability to carry out marketing and sales plans; and (iv) changes in interest rates causing a reduction of investment income.


The foregoing review of factors pursuant to the Act should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of the Act.